UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Laidlaw International, Inc. (Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0390488

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

55 Shuman Boulevard, Suite 400 Naperville, Illinois	60563

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	None

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on
Title of Each Class	Which
to be so Registered	Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None	None

(Title of Class)	(Name of Exchange)

SIGNATURE

Item 1. Description of Registrant’s Securities to be Registered

     On June 23, 2003, in connection with the consummation of Laidlaw International, Inc.’s Third Amended Joint Plan of Reorganization, the Company declared a distribution of one right for each share of Common Stock, par value $.01 per share, of the Company outstanding at the close of business on July 3, 2003, pursuant to the terms of the Rights Agreement, dated as of June 23, 2003, by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 4.3 hereto and incorporated by this reference. A summary description of the Rights is set forth in Exhibit B to the Rights Agreement.

Item 2. Exhibits

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT	DESCRIPTION

4.1*	Certificate of Incorporation of Laidlaw International, Inc.

4.2*	By-laws of Laidlaw International, Inc.

4.3*	Rights Agreement, dated as of June 23, 2003, by and between Laidlaw International, Inc. and Wells Fargo Bank Minnesota, National Association, as rights agent (including a Form of Right Certificate as Exhibit A thereto and a Summary of Rights to Purchase Preferred Stock as Exhibit B thereto)

*	Incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Form 8-K filed by the registrant on July 9, 2003.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LAIDLAW INTERNATIONAL, INC.

Date: February 12, 2004	By:	/s/ Douglas A. Carty
		Name:	Douglas A. Carty
		Title:	Senior Vice President and Chief
Financial Officer

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